  STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (this “Agreement”) is entered into as of August 27, 2010 (the “Effective Date”) by and between COPsync, Inc., a Delaware corporation (the “Company”), and Ronald A. Woessner (“Employee,” which term includes his heirs, personal representatives, successors and assigns).

Recitals:

Employee is currently employed by the Company as Chief Executive Officer.

On even date herewith, the Company has issued to Employee 2,000,000 shares of the common stock, $0.0001 par value (the “Common Stock”), of the Company given to the Company by Mr. Russell D. Chaney for re-grant to Employee.  These shares of Common Stock are referred to herein as the “Restricted Stock.”

The Company desires to make certain arrangements relating to the transfer and disposition of the Restricted Stock.

The parties agree as follows:

1.           Definitions.  For purposes of this Agreement:

(i)           An “Acceleration Event” shall mean the occurrence of an event described in clauses (A), (B), or (C), as follows: (A) the employment of Employee is terminated by the Company without “Cause,” as such term is defined below; or (B) the occurrence of a Change in Control, as such term is defined below; or (C) Employee terminates his employment for “Good Reason,” as such term is defined below.

(ii)           “Cause” means (A) any termination of Employee for (a) the commission of an act of fraud or embezzlement against the Company, (b) the conviction of, or a plea of “guilty” or “no contest” to, a Class B or Class A misdemeanor or a felony under the laws of the United States or any state, (c) consistent willful misconduct or gross negligence in performing Employee’s duties hereunder, (d) a material breach of any of the terms of this Agreement or any other agreement between the Company and Employee relating to Employee’s employment, if such breach causes material harm to the Company, after written notice of such breach and reasonable opportunity to cure, if curable, or (e) a violation by Employee of any code of conduct or code of ethics that may be adopted by the Company, if such termination is imposed by the Company in a manner that is consistent with the provisions of such code of conduct or code of ethics. or (B) if there is an employment agreement, severance agreement, or other similar agreement between the Employee and the Company (regardless of whether such agreement exists on the date of this Agreement or is entered into hereafter) then, notwithstanding the provisions of clause (A) of this sentence, “Cause” shall have the meaning given such term in the employment agreement, severance agreement, or other similar agreement, and not the meaning given in clause (A) of this sentence.

(iii)           “Change in Control” means any of the following:  (A) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in a merger or consolidation in which the holders of the Common Stock immediately prior to such transaction have no less than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the surviving corporation immediately after such transaction; (B) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (C) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (D) the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors of the Company by the individuals (the “Continuing Directors”) who (x) on the Effective Date were directors or (y) become directors after the Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors as of the Effective Date or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the Effective Date; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(iv)           “Good Reason” (A) means any of the following that occurs without Employee’s express prior written consent:  (a) an adverse change by the Company in Employee’s title, function, duties or responsibilities (including reporting responsibilities), (b) Employee’s base salary is reduced by the Company, or there is a material reduction in the benefits that are in effect for Employee, without Employee’s consent, (c) relocation of Employee’s principal place of employment to a place located more than 50 miles from the city of Employee’s employment on the Effective Date, which is Plano, Texas, or (B) if there is an employment agreement, severance agreement, or other similar agreement between Employee and the Company (regardless of whether such agreement exists on the date of this Agreement or is entered into hereafter) then, notwithstanding the provisions of clause (A) of this sentence, “Good Reason” shall have the meaning given such term in the employment agreement, severance agreement, or other similar agreement, and not the meaning given in clause (A) of this sentence.

(v)           “Restricted Stock” is comprised of  “Unvested Shares” and “Vested Shares.”  Shares of Restricted Stock that become vested in accordance with Section 2 are “Vested Shares.”

(vi)           “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

2.           Vesting.  Except as specifically provided in this Agreement, the shares of Restricted Stock shall be vested as follows:

December 1, 2010	166,667 shares
March 1, 2011	166,667 shares
June 1, 2011	166,667 shares
September 1, 2011	166,667 shares
December 1, 2011	166,667 shares
March 1, 2012	166,667 shares
June 1, 2012	166,667 shares
September 1, 2012	166,667 shares
December 1, 2012	166,667 shares
March 1, 2013	166,667 shares
June 1, 2013	166,667 shares
September 1, 2013	166,667 shares

All Unvested Shares shall immediately vest upon the occurrence of an Acceleration Event, provided that Employee is employed by (or, if the Employee is a consultant or an outside director, is providing services to) the Company or a subsidiary on the date of the Acceleration Event.

3.           Forfeiture of Restricted Stock.  Shares of Restricted Stock that are Unvested Shares shall be forfeited on the date that the Employee ceases to serve as an employee of the Company or its subsidiaries, for any reason, unless the Employee continues to serve the Company as a consultant or an outside director, it being understood and agreed that those shares that vest upon the occurrence of an Acceleration Event as described in Section 2 are Vested Shares and shall not be forfeited.  Upon forfeiture, all of the Employee’s rights with respect to the forfeited Unvested Shares shall cease and terminate, without any further obligations on the part of the Company.

4.           Restrictions on Restricted Stock.  Unvested Shares that are subject to forfeiture in accordance with Section 3 (the “Unvested Shares”) shall be subject to the terms, conditions, provisions, and limitations of this Section 4.

(a)           Subject to the other terms of this Agreement, from the Effective Date until the date the Restricted Stock becomes Vested Shares  (the “Restriction Period”), the Employee shall not be permitted to sell, transfer, pledge or assign any of the Unvested Shares.

(b)           Except as provided in paragraph (a) above, the Employee shall have, with respect to the Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon.

5.           Escrow.  To ensure that Unvested Shares will not be transferred, the Company may require the Employee to deposit the certificate(s) evidencing such Unvested Shares with the Company (or an agent designated by the Company) under the terms and conditions of escrow and security agreements approved by the Company.  If the Company does not require such deposit as a condition of issuance of Restricted Stock, the Company reserves the right at any time to require the Employee to so deposit such certificate(s) in escrow.  The Company will bear the expenses of the escrow.

6.           Public Offering.  If requested by the Company and an underwriter of the public offering of Common Stock (or other securities) of the Company, the Employee will not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by Employee (other than those included in the registration) during the 180 day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).  The obligations described in this Section 7 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.  Employee agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 6.

7.           Legend.  The following legend shall be placed on all certificates representing Restricted Stock:            On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Stock Restriction Agreement, dated as of August 27, 2010, between the Employee and the Company, a copy of which is on file at the office of the Company in Canyon Lake, Texas.  No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Stock Restriction Agreement.  By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Stock Restriction Agreement.”

The following legend shall be inserted on the certificate(s) evidencing Restricted Stock:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

All Restricted Stock shall be subject to the terms of this Agreement and shall be represented by a certificate or certificates bearing the foregoing legend.

8.           Delivery of Certificates.   The Company shall be entitled to maintain possession of the certificates representing Unvested Shares and the Employee shall endorse the certificates representing Unvested Shares in blank or execute a stock power(s) in a form satisfactory to the Company in blank and deliver such certificate(s) and executed stock power(s) to the Company. The Employee shall be entitled to possess the certificates representing Vested Shares and upon Employee’s written request for the same, the Company shall promptly deliver the certificates to the Employee endorsed in blank and deliver a stock power(s) in a form satisfactory to the Employee in blank.

9.           Voting.  The Employee, as record holder of the Restricted Stock, has the exclusive right to vote, or consent with respect to, such Restricted Stock until such time as the Restricted Stock is transferred in accordance with this Agreement or a proxy is granted pursuant to Section 10 below; provided, however, that this Section 9 shall not create any voting right where the holders of such Restricted Stock otherwise have no such right.

10.           Proxies.  The Employee may not grant a proxy to any person, other than a revocable proxy not to exceed 30 days in duration granted to another stockholder for the sole purpose of voting for directors of the Company.

11.           Representations, Etc.  Each spouse individually is bound by, and such spouse's interest, if any, in any Restricted Stock is subject to, the terms of this Agreement.  Nothing in this Agreement shall create a community property interest where none otherwise exists.

12.           Simultaneous Death.  If Employee and his spouse both suffer a common accident or casualty which results in their respective deaths within 60 days of each other, it shall be conclusively presumed, for the purpose of this Agreement, that the Employee died first and the spouse died thereafter.

13.           Specific Performance.  The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance.  The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

14.           Employee's Representations.  Notwithstanding any of the provisions hereof, the Employee hereby agrees that he will not acquire any Restricted Stock, and that the Company will not be obligated to issue any Restricted Stock to the Employee hereunder, if the issuance of such shares shall constitute a violation by the Employee or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The obligations of the Company and the rights of the Employee are subject to all applicable laws, rules, and regulations.

15.           Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

16.           Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by either a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

17.           Covenants and Agreements as Independent Agreements.  Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

18.           Entire Agreement.  This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

19.           Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.  No person or entity shall be permitted to acquire any Restricted Stock without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained in Section 4 hereof.

20.           Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without the Employee’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

21.           Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

22.           Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23.           Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Employee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

(a)           Notice to the Company shall be addressed and delivered as follows:

COPsync, Inc.
2010 F.M. 2673
P.O. Box 2329
Canyon Lake, Texas 78133
Attn:  President
Facsimile:  (830) 899-7963

(b)           Notice to the Employee shall be addressed and delivered as set forth on the signature page.

24.           Tax Requirements.  The Employee is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, the method and timing for filing an election to include this Agreement in income under Section 83(b) of the Code, and the tax consequences of such election.  By execution of this Agreement, the Employee agrees that if the Employee makes such an election, the Employee shall provide the Company with written notice of such election in accordance with the regulations promulgated under Code Section 83(b).  The Company or, if applicable, any Subsidiary (for purposes of this Section 24, the term “Company” shall be deemed to include any applicable subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with this Agreement, any Federal, state, local, or other taxes required by law to be withheld in connection with the issuance of the Restricted Stock.  The Company may, in its sole discretion, also require the Employee receiving shares of Common Stock issued under this Agreement to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Employee's income arising with respect to such issuance. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Employee to the Company of shares of Common Stock that the Employee has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate fair market value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company's withholding of a number of shares to be delivered under this Agreement, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Employee.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COPSYNC, INC.

By:  /s/ Barry W. Wilson
Barry W. Wilson,
Chief Financial Officer
Date: 12/30/10

By:  /s/  Russell D. Chaney
Russell D. Chaney,
Founder
Date: 12/31/10

EMPLOYEE:

/s/ Ronald A. Woessner
Ronald A. Woessner
Date:12/30/10

Address:  provided under separate cover